As Filed with the Securities and Exchange Commission on May 21, 1999

                                                 Registration  No.  333-
                                                                         -------

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C.  20549
                          -----------------------------

                             REGISTRATION STATEMENT
                                      Under
                           THE SECURITIES ACT OF 1933
                          -----------------------------

                              CNB BANCSHARES, INC.
             (Exact name of Registrant as Specified in Its Charter)

          INDIANA                       6022                     35-1568731
(State of Other Jurisdiction     (Primary Standard              IRS Employer
    of Incorporation or       Industrial Classification        Identification
       Organization)                Code Number)                   Number


                               20 N.W. Third Street
                           Evansville, Indiana  47739
                                 (812) 456-3400
    (Address, Including Zip Code, and Telephone Number, Including Area Code, of
                    Registrant's Principal Executive Offices)
                          -----------------------------

                                 JOHN R. SPRUILL
     Executive Vice President and Chief Financial and Administrative Officer
                              CNB Bancshares, Inc.
                              20 N.W. Third Street
                           Evansville, Indiana  47739
                                 (812) 456-3400
  (Name, Address, Including Zip Code, and Telephone Number, Including Area Code,
                              of Agent For Service)
                          ----------------------------

                                   Copies to:
                               Thomas C. Erb, Esq.
                          Lewis, Rice & Fingersh, L.C.
                           500 N. Broadway, Suite 2000
                           St. Louis, Missouri  63102
                                 (314) 444-7600
                          ----------------------------

   APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF THE SECURITIES TO THE
                                    PUBLIC:
     FROM TIME TO TIME AFTER THIS REGISTRATION STATEMENT BECOMES EFFECTIVE.

IF THE SECURITIES BEING REGISTERED ON THIS FORM ARE BEING OFFERED IN CONNECTION
 WITH THE FORMATION OF A HOLDING COMPANY AND THERE IS COMPLIANCE WITH GENERAL
                INSTRUCTION G, CHECK THE FOLLOWING BOX. [ ]

 IF ANY OF THE SECURITIES BEING REGISTERED ON THIS FORM ARE TO BE OFFERED ON A DELAYED OR CONTINUOUS BASIS PURSUANT TO RULE 415 UNDER THE SECURITIES ACT OF
1933, OTHER THAN SECURITIES OFFERED ONLY IN CONNECTION WITH DIVIDEND OR INTEREST
           REINVESTMENT PLANS, PLEASE CHECK THE FOLLOWING BOX. [X]

                          ----------------------------

                                           CALCULATION OF REGISTRATION FEE
=================================================================================================================
Title of Each Class                                      Proposed Maximum    Proposed Maximum
of Securities to be                     Amount to be      Offering Price    Aggregate Offering       Amount of
Registered                               Registered          Per Unit              Price         Registration Fee
-----------------------------------------------------------------------------------------------------------------
common stock, no par value per share      250,000          $40.5313(1)          $10,132,825          $2,989.18
=================================================================================================================


(1)     The  registration  fee  was computed pursuant to Rule 457(c) under the Securities Act of 1933, as amended, based upon the average of the high ($41.125) and low ($39.9375) of a share of common stock of CNB Bancshares, Inc.
on  the  New  York  Stock  Exchange  on  May  14,  1999.

                          ---------------------------

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

===============================================================================

Prospectus

                     [logo]     CNB BANCSHARES, INC.

                                 250,000 Shares
                                  common Stock

- We are a bank holding company headquartered in Evansville, Indiana, with banking operations in Indiana, Illinois, Michigan, Kentucky and Tennessee.

- Our common stock is traded on the New York Stock Exchange under the symbol "BNK".

- We may use this Prospectus from time to time to issue our common stock to the owners of certain businesses that we may acquire in the future that are primarily engaged in activities related to banking and insurance and related activities.

- Negotiations with the owners of the businesses we may acquire will determine the specific terms and conditions upon which we will issue the common stock offered by this Prospectus.

- We expect that the price of the shares of our common stock we issue in an acquisition will be reasonably related to the prevailing market price of our common stock at or near the time we enter into an acquisition agreement with the owners of the business or consummate the acquisition and issue the shares of our common stock.
                          -----------------------------

                 YOU SHOULD CONSIDER CAREFULLY THE RISK FACTORS
        BEGINNING ON PAGE 8 BEFORE MAKING ANY INVESTMENT IN OUR COMPANY.
                          -----------------------------
     The shares of common stock offered by this Prospectus are not savings or deposit accounts or other obligations of a bank and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

     Neither the Securities and Exchange Commission nor any state securities commission has approved our common stock offered by this Prospectus or determined that this Prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

                                                              , 1999
                                                      --------

                                TABLE OF CONTENTS

ABOUT  THIS  PROSPECTUS                                                       1

WHERE  YOU  CAN  FIND  MORE  INFORMATION                                      1

INCORPORATION  BY  REFERENCE                                                  1

SPECIAL  NOTE  OF  CAUTION  REGARDING  FORWARD-LOOKING  STATEMENTS            2

DESCRIPTION  OF  THE  COMPANY                                                 4

SELECTED  FINANCIAL  DATA                                                     6

PRICE  RANGE  OF  COMMON  STOCK  AND  DIVIDENDS                               7

RISK  FACTORS                                                                 8

ACQUISITION  TERMS                                                           10

SELLING  SHAREHOLDERS                                                        11

RESTRICTIONS  ON  RESALE  OF  COMMON  STOCK                                  11

USE  OF  PROCEEDS                                                            12

DESCRIPTION  OF  CAPITAL  STOCK                                              12

LEGAL  OPINION                                                               18

EXPERTS                                                                      18

                              ABOUT THIS PROSPECTUS

     This Prospectus is part of a Registration Statement we filed with the Securities and Exchange Commission (SEC) utilizing a "shelf" registration process. Under this shelf registration process, we may, over the next two years, issue the shares of common stock described in this Prospectus to the owners of certain businesses we may acquire in the future. This Prospectus provides you with a general description of our Company and our common stock. Each time we issue our common stock as part of an acquisition, we will provide a Prospectus Supplement, if required by the rules of the SEC, that contains the terms of the acquisition. Such Prospectus Supplement may also add, update or change the information contained in this Prospectus. You should read both this Prospectus and any Prospectus Supplement together with all additional information described in the WHERE YOU CAN FIND MORE INFORMATION section of this Prospectus.

     You should rely only on the information provided in this Prospectus or incorporated by reference into this Prospectus. We have not authorized anyone else to provide you with different information. We are not making an offer of our common stock in any state where the offer is not permitted. Information is accurate only as of the date of the documents containing the information, unless the information specifically indicates that another date applies.

                       WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy (upon the payment of fees prescribed by the SEC) any document that we file with the SEC at its public reference rooms in Washington, D.C. (450 Fifth Street, N.W. 20549), New York, New York (7 World Trade Center, Suite 1300, 10048) and Chicago, Illinois (500 West Madison Street, Suite 1400, 60661). You may call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our filings also are available to the public on the internet through the SEC's EDGAR database which may be accessed at the SEC's web site at http://www.sec.gov. Our common stock is traded on the New York Stock Exchange, Inc. (NYSE), and certain reports, proxy statements and other information is also available for inspection and copying at prescribed rates at the offices of the NYSE (20 Broad Street, New York, New York 10005).

     As permitted by SEC rules, this Prospectus does not contain all the information contained in the Registration Statement and accompanying exhibits and schedules we filed with the SEC. You may refer to the Registration Statement, the exhibits and schedules for more information about our Company and our common stock. The Registration Statement, exhibits and schedules are available at the SEC's public reference rooms or through its EDGAR database on the internet.

                           INCORPORATION BY REFERENCE

     The SEC allows us to "incorporate by reference" into this Prospectus the information we file with the SEC. This means that we can disclose important business, financial and other information in our SEC filings by referring you to the documents containing such information. All information incorporated by reference is part of this Prospectus, unless and until that information is updated and superseded by the information contained in this Prospectus or any information incorporated into this Prospectus at a later date. Any information we subsequently file with the SEC that is incorporated by reference will automatically update and supersede any previous information that is part of this Prospectus. We incorporate by reference into this Prospectus (i) the documents listed below, and (ii) any future filings we make with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 until we issue all the common stock offered by this
Prospectus:

     - Annual Report on Form 10-K for the year ended December 31, 1998; and

     - Quarterly Report on Form 10-Q for the quarter ended March 31, 1999; and

     - The description of our common stock contained in Form 8-A that we filed with the SEC on April 1, 1996, along with any future update of the description that we file.

     You may obtain a copy of these filings, at no cost, by writing or telephoning us at the following address:

                        Investor  Relations  Office
                        CNB  Bancshares,  Inc.
                        20  N.W.  Third  Street
                        Evansville,  Indiana  47739
                        (812)  456-3400

     To ensure timely delivery of these materials, you should make any request no later than five business days prior to the date on which you intend to vote on or otherwise consent to or approve of our acquisition of your business. Materials will be sent via first class mail within one business day after we receive a request.

          SPECIAL NOTE OF CAUTION REGARDING FORWARD-LOOKING STATEMENTS

     Certain statements contained in this Prospectus in the RISK FACTORS section and the documents incorporated by reference into this Prospectus may constitute "forward-looking statements" within the meaning of federal securities laws. Forward-looking statements are based on our management's beliefs, assumptions, and expectations of the Company's future economic performance, taking into account the information currently available to them. Forward-looking statements are not statements of historical fact. Forward-looking statements involve risks and uncertainties that may cause our Company's actual results, performance or financial condition to be materially different from the expectations of future results, performance or financial condition we express or imply in any forward-looking statements. Some of the important factors and events that could cause our actual results, performance or financial condition to differ materially from our expectations include:

     - our success in implementing our business strategy;

     - the extent to which the cost savings that we expect from future and recently completed or announced acquisitions are fully realized and the extent to which revenues and expenses following such acquisitions meet our expectations;

     - changes in the interest rate environment that reduce our margins;

     - legislation or regulatory requirements or changes that adversely affect the banking businesses in which we are engaged;

     - adverse changes in business conditions and inflation;

     - general economic conditions, either nationally or regionally, which are less favorable than expected and that result in, among other things, a deterioration in our credit quality;

     - competitive pressures among financial institutions increase significantly;

     - changes in the securities markets;

     - actions of our competitors and our ability to respond to such actions;

     - our cost of capital, which may depend in part upon our portfolio quality, ratings, prospects and outlook;

     - changes in governmental regulation, tax rates and similar matters;

     - "year 2000" computer and data processing issues; and

     - other risks detailed in our other filings with the SEC.

                           DESCRIPTION OF THE COMPANY

     We are the largest bank holding company headquartered in Indiana. We operate principally through our subsidiaries. Our main subsidiary is Civitas Bank which, until April 21, 1999, was named Citizens Bank of MidAmerica. We have 144 banking offices, 29 consumer finance offices, and 200 ATMs, where we provide a wide range of commercial banking, retail banking, trust, insurance and investment services to customers located principally in Indiana, Illinois, Michigan, Kentucky and Tennessee.

     At March 31, 1999, we had:

        - assets of $7.2 billion.       - loans of $3.9 billion.

        - deposits of $4.9 billion.     - shareholders' equity of $518 million.

     Our principal executive offices are located at 20 N.W. Third Street, Evansville, Indiana 47739; and our telephone number is (812) 456-3400.

     We have grown significantly through over 30 acquisitions of banks and non-banks since 1986. We consummated our largest acquisition to date on April 17, 1998, when we acquired Pinnacle Financial Services, Inc., a $2.1 billion bank holding company headquartered in St. Joseph, Michigan. Pinnacle operated 14 offices in southwestern Michigan and 30 offices in northwestern Indiana.

     We operate with a "super community bank" philosophy -- which means that we decentralize day-to-day customer services, such as pricing and lending decisions, and centralize data processing systems, product development and back office support functions. We believe that size gives us a considerable advantage over community banks because we can offer more diverse products and provide greater access to resources, especially technology. We have operations in six of the ten largest Indiana counties. Based upon June, 1998 FDIC deposit data, 78% of our deposits come from markets where we rank first, second or third in deposit market share.

     Our principal goal is to have consistent growth of core earnings and, to achieve this goal, we focus on revenue growth and expense management.

     Our revenue growth is driven by (i) developing quality loans with small businesses and consumers, (ii) selectively acquiring banks and non-bank businesses, (iii) selling internally developed or third-party fee-based products, and (iv) motivating associates with incentive compensation.

     - We focus on loan growth in the small business and consumer markets. Our management believes that its strong community-oriented relationships provide a competitive advantage over super regional banks.

     - We have pursued a strategy of actively acquiring banks and thrifts. As a result, our assets have increased from $1.9 billion at December 31, 1992 to $7.2 billion at March 31, 1999. To complement our bank and thrift acquisitions, we have completed non-banking acquisitions such as Wedgewood Partners, Inc., a full service broker-dealer and asset management firm, Citizens Insurance of Evansville, the largest independent insurance agency in Evansville, and Small, Parker & Blossom, a third party employee benefit plan administrator.

     - In order to grow our fee based businesses, we focus on investment products sales, insurance sales and employee benefit plan administration. Products are developed both in-house and selected from third-party providers.

     - In 1997, all of our associates were granted stock options to reward their contributions to the Company and align their interests with the interests of our shareholders. Associates also are rewarded with incentive bonuses for increasing earnings per share. In addition, an extensive retail incentive program rewards associates for successful referrals of new customers and cross-selling of our products.

     Expense management is driven by (i) back office operating efficiencies,
(ii) utilizing outsourcing where appropriate, and (iii) realizing cost savings from acquisitions.

     - We have four regional check processing and deposit operation functions in Indiana and Illinois. Otherwise, essentially all of our other back office support groups are located in Evansville. This approach to back office operations facilitates efficiencies and, at the same time, our banking units remain focused on customer service, selling and credit quality.

     - Outsourcing non-core activities has played a key role in expense control by allowing experts to focus on our operational issues. We have entered into a facilities management arrangement with an experienced third-party provider of data processing services. In 1997, we entered into a revenue sharing arrangement with a major credit card servicer to which we sold our credit card portfolio.

     - We have actively acquired banks, thrifts and non-bank businesses to facilitate growth. We generally realize cost savings from acquisitions when the companies we acquire are converted to our data processing, back office, marketing, and product development systems. There can be no assurance, however, that we will achieve cost savings in each of our acquisitions because cost savings are subject to known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements to differ materially from those that we originally contemplated.

                             SELECTED FINANCIAL DATA

     The following table presents our selected consolidated historical financial data which is qualified in its entirety by the information incorporated by reference into this Prospectus and which should be read in conjunction with our consolidated financial statements contained in our Annual Report to Shareholders and Annual Report on Form 10-K for the year ended December 31, 1998 and our Quarterly Report on Form 10-Q for the quarter ended March 31, 1999. The data presented below that relates to the five years ended December 31, 1998 are derived from our audited consolidated financial statements, and the data presented below for the three months ended March 31, 1998 and March 31, 1999 are derived from our unaudited consolidated financial statements and in our opinion include all adjustments necessary to present fairly the data for such periods. The results for the three months ended March 31, 1999 are not necessarily indicative of what our results will be for the full year.



                                      Three Months Ended
                                            March 31,                            Year Ended December 31,
                                    -----------------------   --------------------------------------------------------------
                                        1999         1998         1998         1997         1996         1995         1994
                                        ----         ----         ----         ----         ----         ----         -----
                                                     (Dollar amounts in thousands except for per share data)
INCOME STATEMENT DATA:
   Interest income                  $   82,647   $   87,648   $  496,385   $  499,751   $  451,728   $  387,880   $  314,414
   Interest expense                     63,992       65,808      260,121      267,206      234,496      198,448      146,342
   Net interest income                  61,795       57,115      236,264      232,545      217,232      189,432      168,072
   Provision for loan losses             1,531        3,316       10,638       24,886       13,283        8,349        7,538
   Non-interest income                  28,973       22,801      106,734       81,980       68,686       56,437       56,126
   Non-interest expense                 51,245       47,886      232,476      198,859      191,940      157,108      146,942
   Net income                           24,643       19,581       61,571       59,874       53,682       52,847       45,954

PER SHARE DATA:
   Basic operating income(1)        $     0.70   $     0.56   $     2.59   $     2.12   $     1.73   $     1.62   $     1.41
   Basic net income                       0.70         0.56         1.74         1.71         1.54         1.62         1.41
   Diluted operating income(1)            0.68         0.55         2.53         2.09         1.70         1.59         1.39
   Diluted net income                     0.68         0.55         1.73         1.69         1.52         1.59         1.39
   Dividends declared(2)                  0.24         0.22         0.90         0.82         0.74         0.50         0.65
   Book value                            14.75        14.90        14.85        14.66        14.10        13.75        12.35

BALANCE SHEET DATA AT PERIOD END:
   Loans                            $3,882,985   $3,941,007   $3,891,269   $3,987,447   $3,690,944   $3,227,232   $3,081,314
   Earning assets                    6,740,599    6,101,283    6,624,439    6,143,971    5,928,180    5,170,754    4,472,544
   Assets                            7,218,796    6,579,990    7,141,797    6,596,136    6,351,785    5,576,314    4,806,175
   Deposits                          4,917,840    4,681,485    4,958,337    4,615,062    4,593,441    4,255,135    3,631,957
   FHLB advances and long-term
     debt                              595,502      658,410      626,759      726,658      545,968      202,939      252,384
   Shareholders' equity                517,629      524,635      527,046      515,463      495,673      475,789      401,630

FINANCIAL RATIOS:
   Return on average assets(1)            1.39%        1.20%        1.37%        1.14%        1.03%        1.05%        1.02%
   Return on average equity(1)           19.32        15.30        17.88        14.83        12.54        12.31        11.37
   Net interest margin                    3.92         3.85         4.02         3.94         4.04         4.11         4.09
   Equity to assets                       7.17         7.97         7.38         7.81         7.80         8.53         8.36
   Tier 1 risk-based capital
     ratio                               14.58        11.77        14.76        11.49        11.92        11.93        11.87
   Net charge-offs to average
     loans                                0.17         0.34         0.30         0.42         0.36         0.27         0.15
   Allowance for loan losses to
     loans                                1.45         1.40         1.45         1.38         1.25         1.34         1.33
   Non-performing loans to loans          0.95         0.75         0.90         0.70         0.91         1.00         0.65
   Allowance for loan losses to
      non-performing loans                 153          187          161          197          137          134          205
   Risk assets to loan-related
     assets(3)                            1.28         1.17         1.19         1.11         1.36         1.39         1.11

---------------------


(1)  Operating income and financial ratios are based on income that excludes SAIF assessment in 1996 and merger and related charges in 1997 and 1998.
(2)  We used to declare a dividend in one quarter and pay it in the next quarter.  We changed this policy during 1995 and began declaring and paying dividends in  the same quarter.  Our fourth quarter dividend for 1995 was declared and paid by us in January 1996.
(3)  Risk assets include non-performing loans, loans past due 90 days and still accruing interest and foreclosed  properties.
     Loan-related assets include loans and foreclosed properties.


                    PRICE RANGE OF COMMON STOCK AND DIVIDENDS

     Our common stock is traded on the NYSE under the symbol "BNK". The following table sets forth the high and low sales prices and cash dividends declared per share of our common stock for the periods indicated.


                                         PRICE RANGE
                                      -----------------      DIVIDENDS
                                      HIGH          LOW      DECLARED
                                      ----          ---      ---------

YEAR ENDED DECEMBER 31, 1997
First quarter                         $37.53       $32.88       $.20
Second quarter                         40.70        35.59        .20
Third quarter                          41.02        36.52        .20
Fourth quarter                         45.90        37.33        .22

YEAR ENDED DECEMBER 31, 1998
First quarter                         $47.03       $39.41       $.22
Second quarter                         51.19        41.19        .22
Third quarter                          50.23        40.00        .22
Fourth quarter                         47.13        38.75        .24

YEAR ENDED DECEMBER 31, 1999
First quarter                         $46.56       $39.06       $.24
Second quarter (through ___________)   _____        _____        .24



     As of _______, 1999 there were approximately ______ holders of record of our common stock. The last reported sales price of our common stock on the NYSE on ________, 1999 was $________ per share.

                                  RISK FACTORS

     In addition to the other information contained in this Prospectus, you should consider carefully the following risk factors before investing in our common stock. We have also described the risks associated with an investment in the Company in our reports with the SEC, which are incorporated into this Prospectus by reference. We may also discuss other risks in supplements to this Prospectus.

COMPETITION

     The banking industry is highly competitive:

          - numerous bank holding companies and groups of banks located in our market area provide substantial competition in the acquisition and operation of banks, savings associations and non-bank financial institutions;

          - our banking and finance subsidiaries and our non-banking subsidiaries encounter substantial competition in all of their banking and related activities and expect such competition to intensify as the financial industry expands as more non-bank competitors offer financial services; and

          - recent changes in interstate banking laws have permitted some local institutions to become part of larger regional and national organizations.

     Our banking and finance subsidiaries compete for loans and deposits with
(i) other commercial banks, (ii) savings associations and (iii) credit unions and compete for deposits with money market funds. Our financial subsidiaries also compete for various types of loans and financial services with (i) consumer and commercial finance companies, (ii) mortgage banks, (iii) securities brokerage companies, (iv) investment banking firms and (v) insurance companies. Some of these entities and institutions are not subject to the same regulatory restrictions that we are subject to as a bank holding company and therefore may enjoy certain competitive advantages.

GROWTH THROUGH ACQUISITIONS

     We have grown significantly since 1986 through over 30 acquisitions of banks and non-banks. Our future growth is dependent in part upon our ability to acquire businesses at favorable prices, terms and conditions, and to properly manage and integrate their operations.

     Our ability to expand successfully through acquisitions depends upon many factors, including the successful identification and acquisition of financial institutions and other related businesses and our management's ability to effectively integrate the acquired businesses. Our future acquisitions may involve the issuance of our common stock and that would dilute the ownership interests of our existing shareholders.

     Acquisitions involve the following risks to the Company:

          -  that our business judgment will prove inaccurate with respect to

                -  anticipated market growth;

                -  projected increases in revenue; and

                -  expected savings in operating expenses;

          - that our management's attention will be diverted from day to day operations;

          - that the acquired business' operations may not be successfully integrated into our operations; and

          - that the acquired business' personnel may not be assimilated into our culture.

     There can be no assurance (i) that future acquisition opportunities, if any, can be consummated on favorable terms, (ii) that we will be successful in acquiring or integrating any businesses, or (iii) that any such acquisitions will enhance our earnings.

REGULATION AND SUPERVISION

     The banking industry is highly regulated. Federal and state agencies have supervisory authority over the chartering, supervision and examination of banks, savings banks and their bank holding companies. Numerous laws and regulations exist which regulate how we and our subsidiaries conduct our businesses, including regulations that:

     -  require us to maintain minimum capital levels;

     -  limit our payment of dividends;

     -  limit the type of acquisitions and mergers that we may undertake;

     -  limit the type of investments we can make;

     - impose requirements on the reserves against deposits our banking subsidiaries must maintain; and

     - limit the loans our banking subsidiaries may make and the collateral they may take.

     The Federal Reserve Board has prescribed certain capital adequacy guidelines for bank holding companies. If our capital falls below the minimum levels established by these guidelines, we may be denied approval to acquire or establish additional banks or non-bank businesses.

     Because of concerns about the competitiveness and the safety and soundness of the banking industry, Congress is considering a number of wide-ranging proposals for altering the structure, regulation and competitive relationships of the nation's financial institutions. Among such bills are proposals to:

     -  merge the Bank Insurance Fund and the Savings Association Insurance
        Fund;

     -  eliminate the federal thrift charter;

     -  alter the statutory separation of commercial and investment banking;

     - allow a wider variety of financial services companies to affiliate with banks; and

     - further expand the powers of banks, bank holding companies and competitors of banks.

     It cannot be predicted whether or in what form any of these proposals will be adopted or the extent to which our business may be affected as a result.

GOVERNMENT POLICIES

     The policies of federal and state regulatory agencies may have a significant effect on our operating results and the operating results of the banking industry as a whole. In order to influence general economic conditions, an important function of the Federal Reserve Board is to regulate (i) aggregate money supply, (ii) credit conditions and (iii) interest rates. The general effect, if any, of the Federal Reserve Board's policies upon our future business and earnings cannot be determined.

DEPENDENCE ON KEY PERSONNEL

     We depend on the continued efforts of our executive officers and senior management. The loss of executive officers or members of senior management could have a material adverse effect on our operations, including our ability to establish and maintain customer relationships. If we are unable to attract or retain key employees, our business could be materially and adversely affected.

STOCK PRICE FLUCTUATION

     From time to time, there may be significant fluctuations in the market price of our common stock. Such fluctuations could be caused by the occurrence of, or announcements or rumors related to, changes in (i) our operating results,
(ii) our competitors' operating results, (iii) changes in general economic or other conditions in the United States, or (iv) foreign economies or financial markets.

     In addition, the stock market has recently experienced extreme price and volume fluctuations that often have been unrelated or disproportionate to the operating performance of affected companies. Such fluctuations may adversely affect the market price of our common stock.

                           ACQUISITION TERMS

     This Prospectus covers the offer and sale of up to 250,000 shares of our common stock that we may issue from time to time in connection with future direct or indirect acquisitions of other businesses, properties or securities in business combination transactions. We will furnish this Prospectus to the securityholders or owners of those businesses we acquire in exchange for the shares of common stock we offer by this Prospectus.

     We expect that negotiations with the securityholders or principal owners of the businesses whose securities or assets we acquire will determine the terms upon which we will issue the shares of common stock offered by this Prospectus. We expect that the shares of common stock we issue in an acquisition will be valued at prices reasonably related to the market prices for our common stock prevailing at or near the time we enter into an acquisition agreement or consummate the acquisition. We will pay all expenses of the offering of the shares of common stock described in this Prospectus.

     If we consummate an acquisition (or a series of acquisitions since the date of our most recently audited financial statements) that would have a material financial effect on the Company, we will file a

Current Report on Form 8-K containing the financial and other information about the acquisition(s) that would be material to subsequent purchasers of the shares of common stock we offer in this Prospectus.

                              SELLING SHAREHOLDERS

     This Prospectus also may be used for reoffers and resales by persons who receive our common stock in acquisition transactions and who may be entitled to reoffer and resale our common stock under circumstances requiring the use of a prospectus. No person will be authorized to use this Prospectus for an offer of common stock unless we agree. We may consent to the use of this Prospectus by such selling shareholders for a limited period of time and subject to limitations and conditions, which may be varied by agreement between us and such selling shareholders. A supplement to this Prospectus will set forth information identifying any such selling shareholders and disclosing the information about such selling shareholders and the securities to be sold as may then be required by the Securities Act and the rules of the SEC.

                     RESTRICTIONS ON RESALE OF COMMON STOCK

     The common stock offered by this Prospectus has been registered under the Securities Act, but this registration does not cover resale or distribution of such common stock by persons who receive our common stock in acquisition transactions. Affiliates of those entities that we acquire may not sell the shares of common stock offered by this Prospectus except pursuant to an effective registration statement under the Securities Act covering such shares, or in compliance with Rule 145 promulgated under the Securities Act or another applicable exemption from the registration requirements of the Securities Act.

     Rule 145 generally permits affiliates of acquired companies to sell their shares of common stock immediately following the acquisition in compliance with certain volume limitations and manner of sale requirements under Rule 145. Specifically, sales by such affiliates during any three-month period cannot exceed the greater of (i) 1% of all of the shares of our common stock outstanding, and (ii) the average weekly reported volume of trading of our common stock on the NYSE during the four calendar weeks preceding the proposed sale. Sales by such affiliates also may be made only in a broker's transaction or transactions directly with a market maker.

     These restrictions will cease to apply under most other circumstances if the affiliate has held the shares of common stock offered by this Prospectus for at least one year, provided that the person or entity is not then an affiliate of the Company. Individuals who are not affiliates of the company being acquired will not be subject to resale restrictions under Rule 145 and may resell the shares of common stock offered by this Prospectus immediately following the acquisition without an effective registration statement under the Securities Act.

     In addition to the resale limitations imposed by federal securities laws described above, we may require that persons who receive our common stock in connection with an acquisition agree to hold such stock for a certain period from the date it is received.

     Additional restrictions may apply if the acquisition will be accounted for under the pooling of interests method of accounting.

                                 USE OF PROCEEDS

     This Prospectus relates to shares of common stock that may be offered and issued from time to time in connection with acquisitions by us of businesses. Other than the businesses acquired, we will not receive any proceeds from the offering of shares of our common stock by this Prospectus.

                          DESCRIPTION OF CAPITAL STOCK

     The rights of the owners of businesses who acquire shares of common stock offered by this Prospectus will be governed by Indiana corporate law and by our Articles of Incorporation and Bylaws. Set forth below is a general description of our capital stock, which is qualified in its entirety by reference to our Articles of Incorporation and Bylaws.

GENERAL

     Our authorized capital stock consists of 100,000,000 shares of common stock and 2,000,000 shares of preferred stock. As of March 31, 1999, we had 35,482,969 shares of common stock outstanding and no shares of preferred stock outstanding.

COMMON STOCK

     DIVIDEND RIGHTS

     Our shareholders are entitled to receive dividends when as and if declared by our Board of Directors out of funds legally available therefor, subject to any preferential dividend rights which may attach to preferred stock which we may issue in the future. The timing and amount of future dividends will depend, among other things, upon our earnings and financial condition and the earnings and financial condition of our subsidiaries. In addition, the ability of our subsidiary bank to pay cash dividends, which are expected to continue to be our principal source of income, is restricted by applicable banking laws.

     VOTING RIGHTS

     Our shareholders are entitled to one vote per share in the election of directors and in all other matters to be voted upon by the shareholders generally. Our shareholders do not have cumulative voting rights in the election of directors. Therefore, holders of a majority of the shares of our outstanding common stock can elect the entire Board of Directors.

     LIQUIDATION RIGHTS

     In the event we are liquidated, dissolved or our affairs are wound up, whether voluntarily or involuntarily, our shareholders would be entitled to share ratably in any of our assets or funds that are available for distribution to our shareholders after the satisfaction of our liabilities (or after adequate provision is made therefor) and after preferences on any outstanding preferred stock.

     NO PREEMPTIVE RIGHTS

     Our shareholders do not have the preemptive right to subscribe on a pro-rata basis for any presently or subsequently authorized shares of our common stock.

     ASSESSMENT AND REDEMPTION

     Our common stock is not subject to redemption or any sinking fund and the outstanding shares of our common stock are fully paid and non-assessable.

     TRANSFER AGENT

     Civitas Bank, our banking subsidiary, is the transfer agent for our common stock.

PREFERRED STOCK

     Our Board of Directors is authorized to cause preferred stock to be issued from time to time, in series, by resolution adopted prior to the issue of shares of a particular series, and to fix and determine in the resolution the designation, relative rights, preferences and limitations of the shares of each series, including voting, dividend and liquidation rights and all other matters with respect to such shares as are permitted to be fixed and determined by the Board of Directors under the Indiana corporate law.

TRUST PREFERRED SECURITIES

     CNB Capital Trust I, one of our subsidiaries, issued trust preferred securities in June 1998. The trust preferred securities (i) have a liquidation amount of $25 per share, (ii) have a cumulative annual distribution rate of 6.0%, or $0.375 per share, payable quarterly, and (iii) are convertible at any time into our common stock at a conversion ratio of 0.4835 shares of common stock for each trust preferred security (equivalent to a conversion price of $51.71 per share), subject to certain adjustments. The sole assets of CNB Capital Trust I are $177,835,000 of our convertible subordinated debentures with the interest rate, maturity date and conversion rate substantially identical to those of the trust preferred securities. Holders of trust preferred securities do not have voting rights in the Company.

CERTAIN ANTI-TAKEOVER PROVISIONS

     Our Articles of Incorporation include provisions which may have the effect of making takeovers of the Company more difficult. Set forth below is a general description of certain antitakeover provisions contained in our Articles of Incorporation and Bylaws and under Indiana corporate law.

     SHAREHOLDER VOTE REQUIRED FOR CERTAIN TRANSACTIONS

     BUSINESS COMBINATIONS. Our Articles of Incorporation include a so-called "fair price" provision. This provision generally provides that mergers, other business combinations and similar transactions and the sale, lease, mortgage or other disposition of more than 10% of our or our subsidiaries' total assets to any person or entity beneficially owning directly or indirectly more than 10% of our outstanding voting stock, or affiliates or associates of such an entity (a Company 10% shareholder), may not be consummated without the approval of holders of at least 80% of our voting stock, unless either: (i) the transaction is approved by a majority of the members of our Board of Directors who are not affiliated with the Company 10% shareholder, or (ii) the transaction meets certain minimum (fair price) price requirements (in either of which cases, the shareholder and director approval requirements of the "fair price" provision would no longer apply and only the normal shareholder and director approval requirements of the Indiana corporate law would govern the transaction).

     The primary purpose of our "fair price" provision is to provide additional safeguards for the remaining shareholders in the event that an individual or entity becomes a major shareholder of the Company. If the Company comes under the control of a single person or entity, substantial inequities could befall the minority shareholders. A bid for control of a target company is often followed, in time, by a complete business combination that eliminates minority interests in the target company on terms often unfavorable to the minority -- a so-called "two-tier" structured takeover. Minority shareholders in these circumstances may be forced out by the controlling shareholder in a business combination transaction at a time and for a price (cash or other types of consideration, often including debt instruments) not to their liking. The price per share in such transactions often is lower than the price per share previously paid by the controlling shareholder for its controlling block of stock in the first tier of the takeover. The minority shareholders, in such event, may have no alternative to accepting such price unless they choose to follow the statutory procedures for appraisal rights as a dissenting shareholder or to bring legal action against the controlling shareholder for breach of fiduciary duty, either of which procedures may be costly and time-consuming.

     Our higher shareholder vote requirements make it more difficult for a single shareholder to obtain ultimate "control" over the Company in the sense of being able unilaterally to effect a completed business combination on the controlling shareholder's own terms. A disadvantage of these higher shareholder vote requirements, however, is that outside parties contemplating an attempt to acquire control over the Company by acquiring less than all of its outstanding stock may be discouraged from making such an attempt, because ultimate "control" will require obtaining a higher percentage of the outstanding shares of common stock than if normal shareholder vote requirements were in effect. As a result, premium offers for our common stock from outside parties interested in acquiring control may be somewhat less likely from such parties than premium offers for other similar companies without such high voting requirements. In addition, because outside parties may be somewhat less likely to attempt to acquire control over the Company due to its higher shareholder vote requirements, our management may be somewhat less vulnerable to removal in the future than would be the case if such provisions were not in effect.

     REMOVAL OF DIRECTORS. The Indiana corporate law provides that directors may be removed in any manner provided in a company's articles of incorporation and that the shareholders or directors may remove one or more directors with or without cause unless the articles of incorporation provide otherwise. If a director is elected by a voting group of shareholders, only the shareholders of that voting group may participate in the vote to remove that director. A director may be removed by the shareholders, if they are otherwise authorized to do so, only at a meeting called for the purpose of removing the director, and the meeting notice must state that the purpose, or one of the purposes, of the meeting is removal of the director.

     Our Articles of Incorporation provide that at a meeting called expressly for that purpose, a director or the entire Board of Directors may be removed without cause only upon the affirmative vote of the holders of not less than 80% of the shares entitled to vote generally in an election of directors. At a meeting called expressly for that purpose, a director may be removed by the shareholders for cause by the affirmative vote of the holders of a majority of the shares entitled to vote upon his election. The Articles of Incorporation provide that, except as may be otherwise provided by law, cause for removal will be construed to exist only if the director whose removal is proposed: (i) has been convicted of a felony by a court of competent jurisdiction and such conviction is no longer subject to direct appeal, or (ii) has been adjudged by a court of competent jurisdiction to be liable for negligence or misconduct in the performance of his duty to the Company in a manner of substantial importance to the Company, and such adjudication is no longer subject to direct appeal.

     Our shareholder vote requirement for removal of directors without cause precludes a majority shareholder from circumventing the classified Board structure by decreasing the size of the Board of Directors until its nominees have a numerical majority or by removing directors not up for election, filling the resulting vacancy with its nominees, and thereby gaining control of the Board of Directors. The removal provisions would make it more difficult for shareholders of the Company to change the composition of the Board of Directors even if the shareholders believe that such a change would be desirable.

     AMENDMENTS TO ARTICLES OF INCORPORATION. The Indiana corporate law provides that, unless a greater vote is required under a specific provision of the Indiana corporate law or by a corporation's articles of incorporation or its board of directors, a corporation may amend its articles of incorporation upon the affirmative vote of the holders of a greater number of shares cast in favor of the amendment than the holders of shares cast against the amendment, unless the amendment creates dissenters' rights in which case a favorable vote of the holders of a majority of the outstanding shares is required. Under the Indiana corporate law, a corporation's board of directors may condition its submission of a proposed amendment to the shareholders of the corporation on any basis, including the requirement of the affirmative vote of holders of a greater percentage of the voting shares of the corporation than otherwise would be required under the Indiana corporate law.

     Our Articles of Incorporation provide that, notwithstanding any other provision of the Articles of Incorporation or any provision of law or any preferred stock designation, the provisions of Article VII (relating to the classification, number, terms, removal of directors and newly created directorships and vacancies), Article IX (relating to special meetings of shareholders) and Article X (relating to the "fair price" provisions discussed herein) may be altered, amended or repealed only with the affirmative vote of the holders of at least 80% of our common stock then entitled to vote in an election of directors.

     VOTING RIGHTS. Our shareholders are entitled to one vote per share in the election of directors and in all other matters to be voted upon by them generally. Directors are elected by the majority vote of the shareholders, and shareholders are not entitled to cumulative voting in the election of directors. Therefore, holders of a majority of the shares of our common stock can elect the entire Board of Directors.

     The number of directors to constitute our Board of Directors may not be more than twenty nor less than six. Our Board of Directors currently consists of twelve members, and the directors are divided into three classes with the term of office of one of such classes expiring in each year. At each annual meeting of shareholders, the successors to the directors of the class whose term is expiring at that time are elected to hold office for a term of three years.

     SPECIAL MEETING OF SHAREHOLDERS; SHAREHOLDER ACTION BY WRITTEN CONSENT

     Our Articles of Incorporation require that only shareholders who hold at least 80% of our outstanding voting shares may call a special meeting of our shareholders. This provision is intended to discourage attempts by the holders of less than 80% of our outstanding voting stock from disrupting our business between annual shareholders meetings by calling special meetings. The possible disadvantages of this provision are that it makes it more difficult for a shareholder or shareholder group to take action where such action is opposed by a majority of the Board of Directors and management, and it may delay the removal of directors, even if cause exists for such removal. The Indiana corporate law provides that any action required or permitted to be taken at a meeting of shareholders may be taken without a meeting if a consent, in writing, setting forth the action taken is signed by the holders of all of the shares entitled to vote on the subject matter.

     TAKEOVER STATUTES

     The Indiana corporate law prohibits, in general, any business combination, such as a merger or consolidation, between an Indiana corporation with shares of its stock registered under the federal securities laws or that makes an election under the Indiana corporate law, and an "interested shareholder" (defined as any owner of 10% or more of the corporation's stock) for five years after the date on which such shareholder became an interested shareholder, unless the stock acquisition which caused the person to become an interested shareholder was approved in advance by the corporation's board of directors. This so-called "five-year freeze" provision of the Indiana corporate law is effective even if all parties should subsequently decide that they wish to engage in the business combination.

     The Indiana corporate law also contains a "control share acquisition" provision which effectively denies voting rights to shares of an "issuing public corporation" acquired in control share acquisitions unless the grant of such voting right is approved by a majority vote of disinterested shareholders. An issuing public corporation is a corporation that (i) has 100 or more shareholders, (ii) has its principal place of business, its principal office or substantial assets within Indiana, and (iii) either (a) more than 10% of its shareholders are Indiana residents, (b) more than 10% of its shares are owned by Indiana residents, or (c) 10,000 or more of its shareholders are residents of Indiana. We are an "issuing public corporation." A control share acquisition is one by which a purchasing shareholder acquires more than one-fifth, one-third, or one-half of the voting power of the stock of an "issuing public corporation." In addition, if any person proposing to make or who has made "control share acquisitions" does not file an "acquiring person statement" with the issuing corporation or if the control shares are not accorded full voting rights by other shareholders, and if the articles of incorporation or bylaws of the corporation whose shares are acquired authorize such redemption, the acquired shares are subject to redemption by the corporation. Finally, if a control share acquisition should be made of a majority of the corporation's voting stock, and those shares are granted full voting rights, shareholders are granted dissenters' rights.

OTHER  MATTERS  AFFECTING  OUR  SHAREHOLDERS

     Set forth below are certain other provisions of the Indiana corporate law that affect our shareholders.

     DISSENTERS'  RIGHTS

     Under the Indiana corporate law, a shareholder of a corporation is entitled (subject to certain exceptions) to receive payment for the fair value of his shares if, among other things, such shareholder dissents from a plan of share exchange, sale or exchange of all or substantially all of the property of the corporation, or a merger or control share acquisition to which such corporation is a party.

     INDEMNIFICATION

     Pursuant to the Indiana corporate law and our Articles of Incorporation and Bylaws, we are obligated to indemnify certain officers and directors in connection with liabilities arising from legal proceedings resulting from such person's service to us in certain circumstances. We also may voluntarily undertake to indemnify certain persons acting on our behalf in certain circumstances.

     The Indiana corporate law provides for mandatory indemnification of directors and officers of Indiana corporations and permissive indemnification of directors, officers, employees and agents of corporations who are made parties to proceedings as a result of their relationship with such corporation. The Indiana corporate law also applies to individuals who are serving at such corporation's request as directors, officers, employees and agents of such corporation's subsidiaries. The Indiana corporate law requires corporations, unless limited by their articles of incorporation, to indemnify any director or officer against reasonable expenses incurred in connection with any proceeding to which such person was a party if the individual is wholly successful on the merits. The Indiana corporate law authorizes corporations to indemnify any director, officer, employee or agent against liability incurred in such a proceeding generally if the individual's conduct was in good faith and the individual reasonably believed, in the case of conduct in the individual's official capacity, that his conduct was in the corporation's best interests and in all other cases that his conduct was not opposed to the best interests of such corporation.

     The Indiana corporate law further authorizes any court of competent jurisdiction, unless the articles of incorporation provide otherwise, to order indemnification generally if the court determines a director or officer of a corporation is entitled to mandatory indemnification or is otherwise fairly and reasonably entitled to indemnification in view of all the relevant circumstances. The Indiana corporate law also authorizes corporations to advance reasonable expenses in advance of final disposition of a proceeding generally if the individual affirms in writing a good faith belief that he satisfies the standard of conduct for permissive indemnification, the individual undertakes in a signed writing to repay the advance if it is determined he does not satisfy the standard of conduct for permissive indemnification and the corporation determines that the facts then known do not preclude indemnification. Finally, the Indiana corporate law authorizes further indemnification to the extent that the corporation may provide in its articles of incorporation, bylaws, a resolution of the board of directors or the shareholders or any other authorization, whenever adopted, after notice, by a majority vote of holders of all the voting shares then issued and outstanding. Except with respect to the advancement of expenses, our Bylaws generally provide for the indemnification of our directors, officers, employees and agents to the extent permitted by the Indiana corporate law.

     LIMITATION OF LIABILITY OF DIRECTORS

     The Indiana corporate law provides that no director of a corporation will be subject to liability for any action taken as a director, or any failure to take any action as a director, unless the director has both breached or failed to perform the duties of the director's office in compliance with the Indiana corporate law and the breach or failure to perform constitutes willful misconduct or recklessness. This provision eliminates the potential liability of a corporation's directors for failure, except through willful misconduct or recklessness, to satisfy their duty of care, which requires each director to carry out his duties in good faith, with the care an ordinarily prudent person in a like position would exercise under similar circumstances, and in a manner the director reasonably believes to be in the best interests of the corporation. This provision may thus reduce the likelihood of derivative litigation against directors and discourage or deter shareholders or management from bringing a lawsuit against directors for breach of their duty of care, even though such an action, if successful, might otherwise have been beneficial to the corporation and its shareholders. Shareholders therefore will not have a cause of action based upon negligent business decisions, including those relating to attempts to acquire control of the corporation. This provision does not, however, preclude all equitable remedies for breach of the duty of care, although such remedies might not be available as a practical matter.

     CONSIDERATION OF NON-SHAREHOLDER INTERESTS

     The Indiana corporate law specifically authorizes directors, in considering the best interests of a corporation, to consider the short-term and long-term interests of the corporation as well as the effects of any action on shareholders, employees, suppliers and customers of the corporation and communities in which offices or other facilities of the corporation are located, and any other factors the directors consider pertinent. Under the Indiana corporate law, directors are not required to approve a proposed corporate action if the directors determine in good faith after considering and weighing as they deem appropriate the effect of such action on the corporation's constituents that such approval is not in the best interest of the corporation. In addition, the Indiana corporate law states that directors are not required to redeem any rights under or render inapplicable a shareholder rights plan or to take or decline to take any other action solely because of the effect such action might have on a proposed acquisition of control of a corporation or the amounts to be paid to shareholders under such an acquisition. The Indiana corporate law explicitly provides that the different or higher degree of scrutiny imposed under the Delaware General Corporation Law with respect to Delaware corporations and certain other jurisdictions upon director actions taken in response to potential changes in control will not apply. Any determination made with respect to the foregoing by a majority of the disinterested directors will conclusively be presumed to be valid unless it can be demonstrated that such determination was not made in good faith.

                                  LEGAL OPINION

     The legality of the common stock offered by this Prospectus will be passed upon by Lewis, Rice & Fingersh, L.C., St. Louis, Missouri.

                                     EXPERTS

     The consolidated financial statements of CNB Bancshares, Inc. and subsidiaries, as of December 31, 1998 and 1997, and for each of the years in the three year period ended December 31, 1998, are incorporated by reference herein in reliance upon the report of KPMG LLP, independent certified public accountants, and upon the authority of said firm as experts in accounting and auditing.
                                 ---------------

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM  20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     The Company's Bylaws provide that the Company shall indemnify any director or officer of the Company against any and all liability and reasonable expense that said director or officer may incur in connection with or resulting from any claim, action, suit or proceeding, or civil, criminal, administrative or investigative action, or threat thereof, by reason of said director's or officer's being or having been a director or officer of the Company, or serving or having served at the request of the Company as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, if either (i) the officer or director is wholly successful in any such claim, action, suit or proceeding, or (ii) the officer or director is not wholly successful but it is nevertheless determined that such officer or director acted in good faith in what he reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, either said officer or director had reasonable cause to believe his conduct was lawful or had no reasonable cause to believe his conduct was unlawful. The Bylaws further provide that the board of directors may (i) authorize like indemnification of persons who are not directors or officers of the Company but are employees of the Company or are officers, directors or employees of any subsidiary of the Company, and (ii) approve indemnifica-tion of directors, officers, or other persons to the full extent permitted by the Indiana corporate law in effect at such time.

     Section 23-1-37-9 of the Indiana corporate law provides for "mandatory indemnification," unless limited by the articles of incorporation, by a corporation against reasonable expenses incurred by a director who is wholly successful, on the merits or otherwise, in the defense of any proceeding to which the director was a party by reason of the director being or having been a director of the corporation. Section 23-1-37-10 of the Indiana corporate law states that a corporation may, in advance of the final disposition of a proceeding, reimburse reasonable expenses incurred by a director who is a party to a proceeding if the director furnishes the corporation with a written affirmation of the director's good faith belief that the director has met the standard of conduct required by Section 23-1-37-8 of the Indiana corporate law, that the director will repay the advance if it is ultimately determined that he did not meet the standard of conduct required by Section 23-1-37-8 of the Indiana corporate law, and that those making the decision to reimburse the director determine that the facts then known would not preclude indemnification under the Indiana corporate law.

     The Company's Bylaws further provide, in accordance with the Indiana corporate law, that the Company shall have the power to purchase and maintain insurance onbehalf of any person who is or was a director, officer, employee or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the Company would have power to indemnify him against such liability under the Bylaws or the Indiana corporate law. Pursuant to a policy of directors' and officers' liability insurance with a total three year aggregate limit of $15,000,000, the Company's directors and officers are insured, subject to the limits, retention, exceptions and other terms and conditions of such policy, against liability for any actual or alleged breach of duty, neglect, error, misstatement, misleading statement, omission or other act done or wrongfully attempted while acting in their capacities as directors or officers of the Company.

ITEM  21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

     (a) The following exhibits are filed as part of this Registration Statement or incorporated by reference herein:

          (3)(a) Restated Articles of Incorporation of CNB Bancshares, Inc., incorporated herein by reference as Exhibit 3(a) to CNB Bancshares, Inc.'s Registration Statement on
                     Forms  S-8  POS  dated  May  18,  1998;

          (3)(b) Amended Bylaws of CNB Bancshares, Inc., incorporated herein by reference as 3(ii) to CNB Bancshares, Inc.'s 1995 Annual Report on Form 10-K;

          (4) No long-term debt instrument issued by CNB Bancshares, Inc. exceeds 10% of the consolidated total assets of CNB Bancshares, Inc. and its subsidiaries. In accordance with paragraph 4(iii) of Item 601(b) of Regulation S-K, CNB Bancshares, Inc. will furnish to the Securities and Exchange Commission upon request copies of long-term debt instruments and related agreements.

          (5)        Opinion  of  Lewis,  Rice & Fingersh, L.C. (re legality);

          (23)(a) Consent of Lewis, Rice & Fingersh, L.C. (in opinion re legality);

          (23)(b)    Consent  of  KPMG  LLP;

          (24)       Powers  of  Attorney.

     (b) No financial statement schedules are required to be filed herewith pursuant to Item 21(b) or (c) of this Form.

ITEM  22.  UNDERTAKINGS.

     (1)     The  undersigned  registrant  hereby  undertakes:

     To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof ) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration or any material change to such information in the registration statement;

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (4)(i) The undersigned Registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through the use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

     (ii) The undersigned Registrant undertakes that every prospectus (i) that is filed pursuant to paragraph (4)(i) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933, as amended, and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, as amended, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (5) The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated document by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

     (6) The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective, except where the transaction in which the securities being offered pursuant to the registration statement would itself qualify for an exemption under Section 5 of the Securities Act of 1933, as amended, absent the existence of other similar (prior or subsequent) transactions.

     (7) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, as amended, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934, as amended (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934, as amended) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (8) Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy expressed in the Securities Act of 1933, as amended, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Evansville, State of Indiana, on May 18, 1999.

                                    CNB  BANCSHARES,  INC.



                                    By    /s/  James  J.  Giancola
                                          -----------------------------------
                                               James  J.  Giancola
                                               Chief  Executive  Officer

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed on May 18, 1999, by the following persons in the capacities indicated.

Name                                Title/Position
----                                --------------


     *                              Chairman  of  the  Board
--------------------------------
H.  Lee  Cooper  III


/s/  James  J.  Giancola            President, Chief Executive Officer and
--------------------------------    Director
James  J.  Giancola                 (principal  executive  officer)


/s/  John  R.  Spruill              Executive  Vice  President
--------------------------------    (principal  financial  officer)
John  R.  Spruill


/s/  Ralph  L.  Alley               Senior  Vice  President  and  Controller
--------------------------------    (principal accounting  officer)
Ralph  L.  Alley


     *                              Director
--------------------------------
John  D.  Engelbrecht


     *                              Director
--------------------------------
Terrence  A.  Friedman


     *                              Director
--------------------------------
James  E.  Hutton


     *                              Director
--------------------------------
Robert  L.  Koch,  II

     *                              Director
--------------------------------
Larry  J.  Kremer


     *                              Director
--------------------------------
Edmund  L.  Hafer


     *                              Director
--------------------------------
Burkley  F.  McCarthy


     *                              Director
--------------------------------
Robert  K.  Ruxer


     *                              Director
--------------------------------
Thomas  W.  Traylor


     *                              Director
--------------------------------
Alton  C.  Wendzel




     *     By  /s/  James  J.  Giancola
               ------------------------
           Attorneys-in-fact

                                INDEX TO EXHIBITS
     Number     Exhibit
     ------     -------

     (3)(a)     Restated  Articles  of  Incorporation  of  CNB  Bancshares,
                Inc., incorporated herein by reference as Exhibit 3(a) to CNB Bancshares, Inc.'s Registration Statement on Forms S-8 POS dated May 18, 1998;

     (3)(b) Amended Bylaws of CNB Bancshares, Inc., incorporated herein by reference as Exhibit 3(ii) to CNB Bancshares, Inc.'s 1995 Annual Report on Form 10-K;

     (4)        No  long-term debt instrument issued by CNB Bancshares, Inc.
                exceeds 10% of the consolidated total assets of CNB Bancshares, Inc. and its subsidiaries. In accordance with paragraph 4(iii) of Item 601(b) of Regulation S-K, CNB Bancshares, Inc. will furnish to the Securities and Exchange Commission upon request copies of long-term debt instruments and related agreements;

     (5)        Opinion  of  Lewis,  Rice  &  Fingersh,  L.C.  (re  legality);

     (23)(a) Consent of Lewis, Rice & Fingersh, L.C. (in opinion re legality);

     (23)(b)    Consent  of  KPMG  LLP;

     (24)       Powers  of  Attorney.